News Release

SINCLAIR REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

BALTIMORE (November 2, 2022) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and nine months ended September 30, 2022. The results reflect the deconsolidation of the local sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022. As such, the year-to-date 2022 consolidated financial results only include two months results of operations of the local sports segment, while the consolidated financial results for the comparable 2021 periods include results of operations of the local sports segment for the full periods.

Third Quarter Highlights:
•Third quarter Broadcast & Other total advertising revenue of $374 million increased 14% from the same period a year ago
•Third quarter political advertising of $88 million
•Approximately 500 thousand common shares repurchased

CEO Comment:
"Strong political revenues continued to drive results in the quarter, and we believe this year we will easily set a mid-term election year record for political advertising revenue," said Chris Ripley, Sinclair's President & Chief Executive Officer. "While we saw political displacement this quarter and expect it as well next quarter, we see positive signs for core advertising in certain categories including the legal category and the auto category, which began to grow again this quarter, but overall we are seeing some general ad market weakness from macro conditions."

Ripley continued, "At our recent Investor Day, we highlighted the future growth plans we are undertaking as an organization to make Sinclair less reliant on its two current main sources of revenue - retransmission fees and linear advertising revenues. These future forward initiatives range from creating original multi-platform content and building an omni-channel marketing services enterprise to driving totally new revenue sources from community and interactivity initiatives and data distribution capabilities. For example, in the content area, we recently announced a creative partnership with Anthony Zuiker, creator of the CSI franchise, to create content across a range of formats and subjects."

Ripley concluded, "We have been assembling the pieces of these future drivers of our business over the last several years and look forward to our work in these areas beginning to generate meaningful revenues and profits as we move into the future. Given our growth strategies, investment portfolio, and sizeable cash flow, Sinclair is well-capitalized and well-positioned to continue to develop into a more diversified company with numerous revenue streams and assets."

Recent Company Developments:

Content and Distribution:
•Year-to-date, Sinclair's newsrooms have won a total of 275 journalism awards.

•In September, Sinclair's NewsOn business, the nation's largest streaming service for local news content, added 13 CBS local stations to its platform, bringing total affiliation station count to over 250 and its US household coverage to 92%.
•In October, the Company announced a multi-year ABC network affiliation agreement with Disney Media & Entertainment Distribution for Sinclair stations and stations to which Sinclair provides sales and other services under joint sales agreements, together covering 30 markets.
•In October, the Company announced a broad, multi-platform creative partnership with Anthony Zuiker, the creator of the global hit franchise CSI: Crime Scene Investigation, to work with Sinclair in developing original programming and content across a range of formats and subjects.

NextGen Broadcasting (ATSC 3.0):
•As of the end of October, the Company launched NextGen TV in 34 markets, including recent launches in Wichita-Hutchinson, KS; Roanoke-Lynchburg, VA; San Antonio, TX; Fresno-Visalia, CA and Greenville, SC. To date, NextGen TV is available in 62% of the households in Sinclair's licensed footprint.

Investment Portfolio:
•As of September 30, 2022, the Company estimated the fair market value of its investment portfolio, which includes investments in real estate, private equity, and venture capital funds, as well as direct investments in companies, at approximately $1,200 million, or close to $17 per share.
•During the third quarter, Sinclair made investments of approximately $6 million into its portfolio of investments and received distributions, including exit payments, of approximately $52 million.

Three Months Ended September 30, 2022 Consolidated Financial Results:
•Total revenues decreased 45% to $843 million versus $1,535 million in the prior year period. Media revenues also decreased 45% to $836 million versus $1,526 million in the same period a year ago. Excluding DSG, total revenues increased 5% from $804 million in the prior year period and media revenues also increased 5% from $795 million.
•Total advertising revenues of $374 million decreased 16% versus $446 million in the prior year period. Excluding DSG, total advertising revenues increased 14% from $327 million in the prior year period. Core advertising revenues, which excludes political revenues, were down 34% in the third quarter to $286 million versus $434 million in the prior year period. Excluding DSG, core advertising revenues decreased 10% from $316 million in the prior year period.
•Distribution revenues of $425 million decreased versus $1,053 million in the same period a year ago. Excluding DSG, distribution revenues increased 1% from $420 million in the prior year period.
•Operating income of $154 million, including non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") of $4 million, increased versus an operating income of $73 million in the prior year period, which included Adjustments of $27 million. Operating income, when excluding the Adjustments, was $158 million compared to an operating income of $100 million for the same prior year period. Excluding DSG, operating income, excluding Adjustments, increased 34% from $118 million in the prior year period.
•Net income attributable to the Company was $21 million versus net income of $19 million in the prior year period. Excluding Adjustments, the Company had net income of $25 million. Net loss from DSG in the prior year period was $132 million.

•Adjusted EBITDA decreased 56% to $198 million from $451 million in the prior year period. Adjusted EBITDA from DSG in the prior year period was $264 million.
•Diluted earnings per common share was $0.32 as compared to diluted earnings per common share of $0.25 in the prior year period. On a diluted share basis, the impact of Adjustments was $(0.04), and the impact of Adjustments in the prior year period was $(0.27). Diluted loss per common share from DSG in the prior year period was $1.75.

Nine Months Ended September 30, 2022 Consolidated Financial Results:
•Total revenues decreased 36% to $2,968 million versus $4,658 million in the prior year period. Media revenues decreased 36% to $2,942 million versus $4,623 million in the same period a year ago. Excluding DSG, total revenues increased 6% to $2,512 million from $2,374 million in the prior year period and media revenues increased 6% to $2,486 from $2,339 million.
•Total advertising revenues of $1,111 million decreased 15% versus $1,308 million in the prior year period. Excluding DSG, total advertising revenues increased 11% to $1,067 million from $964 million in the prior year period. Core advertising revenues, which excludes political revenues, of $952 million were down 26% versus $1,287 million in the same period a year ago. Excluding DSG, core advertising revenues decreased 4% to $907 million from $944 million in the prior year period.
•Distribution revenues were $1,728 million versus $3,240 million in the same period a year ago. Excluding DSG, distribution revenues increased 4% to $1,295 million from $1,243 million in the prior year period.
•Operating income of $3,727 million, including $23 million of Adjustments and a $3,357 million gain on asset dispositions relating to deconsolidating DSG's net liability ("Gain on Deconsolidation"), increased versus operating loss of $70 million in the prior year period, which included Adjustments of $94 million. Operating income, when excluding Adjustments and the Gain on Deconsolidation, was $393 million compared to an operating income of $24 million for the same prior year period. Excluding DSG, operating income excluding Adjustments increased 20% to $395 million from $329 million in the prior year period.
•Net income attributable to the Company was $2,597 million versus net loss of $325 million in the prior year period. Excluding Adjustments and the Gain on Deconsolidation, the Company had net income of $48 million. Net loss from DSG in the prior year period was $687 million.
•Adjusted EBITDA decreased 40% to $635 million from $1,066 million in the prior year period. Adjusted EBITDA from DSG in the first two months of 2022 was $54 million and in the prior year nine month period was $513 million.
•Diluted earnings per common share was $36.59 as compared to diluted loss per common share of $4.33 in the prior year period. On a diluted-per-share basis, the impact of Adjustments and the Gain on Deconsolidation was $35.91 and the impact of Adjustments in the prior year period was $(0.99). Diluted loss per common share from DSG in the prior year period was $9.15.

Consolidated and Segment Highlights
The highlights below include the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), the divestiture of Sinclair's radio stations in the Seattle, WA market (September 27, 2021), and the divestiture of Ring of Honor (May 3, 2022).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs and is included in the third quarter 2021 results only, due to the March 1, 2022 deconsolidation of the segment from the Company's financial statements. Other and Corporate includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended September 30, 2022	Broadcast		Other and Corporate	Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$381		$44	$—		$425
Advertising revenue	339		46	(11)		374
Other media revenue	33	(a)	5	(1)	(a)	37
Media revenues	$753	(a)	$95	$(12)	(a)	$836
Non-media revenue	—		8	(1)		7
Total revenues	$753	(a)	$103	$(13)	(a)	$843

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$514		$81	$(9)		$586
Non-media expenses	—		13	(1)		12
Corporate general and administrative expenses	17		13	—		30

Other Highlights:
Program contract payments	21		5	—		26
Capital expenditures	27		2	—		29
Interest expense (net) (b)	1		53	(3)		51
Adjusted EBITDA(c)						198
(a)Broadcast segment other media revenue includes $11 million of management and incentive fees for services provided by the Broadcast segment to DSG under a management services agreement which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended September 30, 2021	Broadcast		Other and Corporate	Local Sports		Eliminations		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$372		$48	$633	(a)	$—		$1,053
Advertising revenue	283		55	118		(10)		446
Other media revenue	46	(b)	3	8		(30)	(b)	27
Media revenues	$701		$106	$759		$(40)		$1,526
Non-media revenue	—		11	—		(2)		9
Total revenues	$701		$117	$759		$(42)		$1,535

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$472		$99	$717	(b)	$(38)	(b)	$1,250
Sports rights amortization included in media production expenses	—		—	531		—		531
Non-media expenses	—		12	—		(1)		11
Corporate general and administrative expenses	30		3	2		—		35

Other Highlights:
Sports rights payments	—		—	328	(a)	—		328
Program contract payments	21		6	—		—		27
Capital expenditures(c)	17		3	2		—		22
Interest expense (net)(d)	1		45	102		(3)		145
Adjusted EBITDA(e)								451
(a)Local Sports distribution revenue includes $14 million for the accrual of rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $9 million of lower payments to and rebates from teams for sports rights overpayment tied to minimum game guarantees.
(b)For the quarter ended September 30, 2021, the Broadcast segment includes $28 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other; the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $1 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of September 30, 2022 was $4,269 million.
•Cash and cash equivalents for the Company as of September 30, 2022 was $607 million.
•As of September 30, 2022, 46.1 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 69.8 million common shares. During the quarter, the Company repurchased approximately 500 thousand shares.
•In September, the Company paid a quarterly cash dividend of $0.25 per share.
•Routine capital expenditures for the third quarter of 2022 were $29 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending December 31, 2022 and the twelve months ending December 31, 2022. The expected results for the three months ending December 31, 2022 do not include the Company's former Local Sports segment, which was deconsolidated as of March 1, 2022. The expected results for the twelve months ending December 31, 2022 include the Local Sports segment for two months (January and February 2022).

For the three months ending December 31, 2022 ($ in millions)	Broadcast	Other and Corporate	Elimination	Consolidated
Revenue Highlights:
Core advertising revenue				$318 to 333
Political revenue				174 to 179
Advertising revenue	$456 to 473	$44 to 49	$(8) to (9)	$492 to 512
Distribution revenue	375 to 377	44	—	419 to 421
Other media revenue	32	4	(1)	36
Media revenues	$862 to 881	$93 to 97	$(9) to (10)	$946 to 968
Non-media revenue	—	22	(2)	20
Total revenues	$862 to 881	$114 to 119	$(11) to (12)	$966 to 988

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$527 to 530	$83	$(9)	$601 to 604
Non-media expenses	—	25	(1)	24
Corporate overhead				37
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above				13
Depreciation, intangible & programming amortization				88

Other Highlights:
Program contract payments				25
Interest expense (net)(a)				56
Income tax provision				Approximately 89% effective tax rate
Net cash tax refunds				Approximately 155
Other items(b)				29
Total capital expenditures, including repack				33 to 38
Adjusted EBITDA(c)				$294 to 313
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2022 ($ in millions)	Broadcast	Other and Corporate	Local Sports	Elimination	Consolidated(a)
Revenue Highlights:
Media revenues	$3,069 to 3,088	$427 to 431	$482	$(90) to (91)	$3,888 to 3,910
Non-media revenue	—	56	—	(9)	46
Total revenues	$3,069 to 3,088	$483 to 487	$482	$(99) to (100)	$3,934 to 3,956

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$2,050 to 2,053	$371	$431	$(90)	$2,763 to 2,766
Sports rights amortization included in media production expenses			326		326
Non-media expenses	—	65	—	(6)	59
Corporate overhead					152
Stock-based compensation and non-recurring costs for transaction, legal, and regulatory fees included in corporate and media expenses above					71
Depreciation, intangible & programming amortization					410

Other Highlights:
Sports rights payments			325		325
Program contract payments					103
Interest expense (net)(b)			68		262
Income tax provision					Approximately 26% effective tax rate
Net cash tax refunds					Approximately 139
Other items(c)			6		127
Total capital expenditures, including repack			2		107 to 112
Repack capital expenditures					1
Adjusted EBITDA(d)			$54		$929 to 948
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Refer to the Company's website for additional information on full year guidance excluding the Local Sports segment.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Other items include cash distributions from equity investments, cash payments made to non-controlling interest holders, and other cash income and expenses.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, and regulatory costs, as well as certain non-cash items such as stock-based compensation expense; less programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's third quarter 2022 results on Wednesday, November 2, 2022, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 207275.

About Sinclair:
Sinclair is a diversified media company and a leading provider of local sports and news. The Company owns, operates and/or provides services to 185 television stations in 86 markets; owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks.

Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Media revenues	$836	$1,526	$2,942	$4,623
Non-media revenues	7	9	26	35
Total revenues	843	1,535	2,968	4,658

OPERATING EXPENSES:
Media programming and production expenses	396	1,022	1,557	3,390
Media selling, general and administrative expenses	190	228	605	675
Amortization of program contract costs	22	22	68	67
Non-media expenses	12	11	35	42
Depreciation of property and equipment	24	28	76	84
Corporate general and administrative expenses	30	35	115	132
Amortization of definite-lived intangible assets	43	120	179	364
Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Gain on asset dispositions and other, net of impairment	(28)	(4)	(37)	(26)
Total operating expenses (gains)	689	1,462	(759)	4,728
Operating income (loss)	154	73	3,727	(70)

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(59)	(155)	(228)	(466)
Gain on extinguishment of debt	—	—	3	—
Income from equity method investments	33	12	48	23
Other income (expense), net	10	(4)	(155)	59
Total other expense, net	(16)	(147)	(332)	(384)
Income (loss) before income taxes	138	(74)	3,395	(454)
INCOME TAX (PROVISION) BENEFIT	(109)	91	(756)	169
NET INCOME (LOSS)	29	17	2,639	(285)
Net income attributable to the redeemable noncontrolling interests	(5)	(4)	(14)	(13)
Net (income) loss attributable to the noncontrolling interests	(3)	6	(28)	(27)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$21	$19	$2,597	$(325)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share	$0.32	$0.25	$36.59	$(4.33)
Diluted earnings (loss) per share	$0.32	$0.25	$36.59	$(4.33)
Basic weighted average common shares outstanding (in thousands)	69,907	75,472	70,981	75,068
Diluted weighted average common and common equivalent shares outstanding (in thousands)	69,907	75,516	70,985	75,068

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA
Net income (loss) attributable to Sinclair Broadcast Group	$21	$19	$2,597	$(325)
Add: Income from redeemable noncontrolling interests	5	4	14	13
Add: Income (loss) from noncontrolling interests	3	(6)	28	27
Add: Income tax provision (benefit)	109	(91)	756	(169)
Add: Other expense	—	2	11	—
Add: Income from equity method investments	(33)	(12)	(48)	(23)
Add: (Income) loss from other investments and impairments	(5)	2	154	(58)
Add: Gain on extinguishment of debt/insurance proceeds	—	—	(3)	—
Add: Interest expense	59	155	228	466
Less: Interest income	(5)	—	(10)	—
Less: Gain on deconsolidation of subsidiary	—	—	(3,357)	—
Less: Gain on asset dispositions and other, net of impairment	(28)	(4)	(37)	(26)
Add: Amortization of intangible assets & other assets	43	120	179	364
Add: Depreciation of property & equipment	24	28	76	84
Add: Stock-based compensation	5	9	33	55
Add: Amortization of program contract costs	22	22	68	67
Less: Cash film payments	(26)	(27)	(78)	(77)
Add: Amortization of sports programming rights	—	531	326	1,912
Less: Cash sports programming rights payments	—	(328)	(325)	(1,338)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	4	27	23	94
Adjusted EBITDA	$198	$451	$635	$1,066

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the war in Ukraine and the COVID-19 pandemic on the Company's business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the Company's ability to generate cash to service its substantial indebtedness, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of the Company's networks, the Company's ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, material legal, financial and reputational risks resulting from a breach of the Company's information systems, and operational disruptions due to the October 2021 cybersecurity event, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting the Company's business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial